EXHIBIT 99.1

OHA Investment Corporation Announces Second Quarter 2018 Results

NEW YORK, Aug. 14, 2018 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ: OHAI) (the “Company”) today announced its financial results for the quarter ended June 30, 2018. Management will discuss the Company's results summarized below on a conference call on Wednesday, August 15, 2018, at 10:00 a.m.(Eastern Time).

Summary results for the quarter ended June 30, 2018:
Total investment income:  $2.6 million, or $0.13 per share
Net investment income:  $0.7 million, or $0.03 per share
Net realized and unrealized gains:  $0.3 million, or $0.02 per share
Net asset value:  $49.7 million, or $2.46 per share
New portfolio investments added during the quarter:  $13.1 million (par value)
Fair value of portfolio investments:  $72.3 million

Portfolio Activity
The fair value of our investment portfolio was $72.3 million at June 30, 2018, increasing 11.1% compared to March 31, 2018. In the second quarter of 2018, the Company added investments in six new portfolio companies, investing $12.9 million, and had realizations totaling $6.9 million. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 13.6% and 14.3%, respectively, as of June 30, 2018.

In May 2018, Berlin Packaging repaid its second lien term loan at par in the amount of $6.7 million. We recorded previously unamortized discount of $0.2 million as additional interest income as a result of this repayment. This investment was initiated in December 2015 and generated a gross unlevered internal rate of return of 11.2% and a return on investment of 1.25x.

Also in May 2018, we purchased $1.7 million of second lien term loan in Ensono, LP., a leading hybrid IT managed service provider focused on mission critical workloads for enterprise customers in the United States and Europe. The Ensono second lien term loan was purchased at a 4.0% discount to par, earns interest payable in cash at a rate of LIBOR+9.25%, and matures in April 2026.

In June 2018, we made investments in five new portfolio companies. We purchased $6.0 million of second lien term loan in Ministry Brands, LLC., a provider of member management and financial planning software as well as payment processing technology solutions for association and member-based organizations, non-profit organizations, and private schools (K-12). The Ministry Brands second lien term loan was purchased at a 1.0% discount to par and earns interest payable in cash at a rate of LIBOR+8.0% with a 1% floor, and matures in June 2023.

We purchased $3.8 million of second lien term loan in PowerSchool, a provider of software solutions catered to K-12 schools in the United States and Canada. The PowerSchool second lien term loan was purchased at a 1.0% discount to par, earns interest payable in cash at a rate of LIBOR+6.75%, and matures in June 2026.

We purchased $0.9 million of second lien term loan in Vertafore, Inc., a leading provider of software and services for the property and casualty insurance distribution market. The Vertafore second lien term loan was purchased at a 1.0% discount to par, earns interest payable in cash at a rate of LIBOR+7.25%, and matures in July 2026.

We purchased $0.4 million of second lien term loan in FirstLight Fiber, a leading independent bandwidth infrastructure provider across New York and northern New England. The FirstLight second lien term loan was purchased at a 1.0% discount to par, earns interest payable in cash at a rate of LIBOR+7.50%, and matures in June 2026.

Finally, we purchased $0.3 million of second lien term loan in Edelman Financial, a provider of independent, technology-enabled financial advisory services and investment advice to employer-sponsored defined contribution plans and retail investors. The Edelman second lien term loan was purchased at a 0.5% discount to par, earns interest payable in cash at a rate of LIBOR+6.75%, and matures in June 2026.

Operating Results
Investment income totaled $2.6 million for the second quarter of 2018, increasing 6.1% compared to $2.5 million in the corresponding quarter of 2017.

Operating expenses for the second quarter of 2018 were $1.9 million, a decrease of $0.4 million, or 16.9%, compared to operating expenses for the second quarter of 2017. Interest expense and bank fees decreased by 18.6% to $0.8 million from $1.0 million compared to the same period in the prior year largely due to lower average balance outstanding on our Credit Facility and lower amortization of debt issuance costs. Management fees decreased by 22.6% to $0.4 million from $0.5 million due to lower base management fees as a result of lower average asset base subject to the base management fee. Professional fees decreased by 22.9% to $0.3 million from $0.4 million primarily due to a decrease in legal and audit related expenses. Other general and administrative expenses decreased by 1.3% to $0.4 million from $0.4 million compared to same quarter prior year.

The resulting net investment income was $0.7 million or $0.03 per share, for the second quarter of 2018, compared to $0.1 million, or $0.01 per share, for the second quarter of 2017.

We recorded net realized and unrealized gain on investments totaling $0.3 million or $0.02 per share, for the second quarter of 2018, compared to net realized and unrealized loss of $(5.0) million, or $(0.25) per share, for the second quarter of 2017.

Overall, we experienced a net increase in net assets resulting from operations of $1.0 million, or $0.05 per share, for the second quarter of 2018. After declaring a quarterly distribution during the period of $0.02 per share, our net asset value increased 1.2% from $2.43 per share as of March 31, 2018 to $2.46 per share as of June 30, 2018.

Liquidity and Capital Resources
At June 30, 2018, we had cash and cash equivalents totaling $19.4 million, with $5.3 million due to broker for unsettled trades. The total amount outstanding under our credit facility at June 30, 2018 was $36.0 million with $0.0 million available to draw.

Review of Strategic Alternatives
As previously announced, OHAI’s Board of Directors continues to explore a variety of options that could provide more scale to OHAI. These options could include, among other things, raising additional capital, a merger or joint venture with another party, the acquisition of existing investment portfolios, or other strategic transactions. To assist OHAI in this process, the Board has retained Keefe, Bruyette & Woods, Inc. ("KBW") as its financial advisor and investment banker. While we are actively working with KBW to explore these options and committed to taking actions that we believe will maximize shareholder value, there is no assurance that the Company will execute on any of them. No specific timetable or formal process has been set and OHAI does not expect to comment further or periodically provide updates to the market with additional information unless and until the Company’s Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary.

Additional Disclosure
Investments are considered to be fully realized when the original investment at the security level has been substantially exited. Internal rate of return, or IRR, is a measure of our discounted cash flows (inflows and outflows). Specifically, IRR is the discount rate at which the net present value of all cash flows is equal to zero. That is, IRR is the discount rate at which the present value of total capital invested in our investments is equal to the present value of all realized returns from the investments. Our IRR calculations are unaudited. Capital invested, with respect to an investment, represents the aggregate cost of the investment, net of any upfront fees paid at closing. Realized returns, with respect to an investment, represents the total cash received with respect to an investment, including all amortization payments, interest, dividends, prepayment fees, administrative fees, amendment fees, accrued interest, and other fees and proceeds. Gross IRR, with respect to an investment, is calculated based on the dates that we invested capital and dates we received distributions. Gross IRR reflects historical results relating to our past performance and is not necessarily indicative of our future results. In addition, gross IRR does not reflect the effect of management fees, expenses, incentive fees or taxes borne, or to be borne, by us or our stockholders, and would be lower if it did.

Webcast / Conference Call at 10:00 a.m. Eastern Time on August 15, 2018
We invite all interested persons to participate in our conference call on Wednesday, August 15, 2018, at 10:00 a.m. (Eastern Time). The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Conference ID is 6877684. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Investments in portfolio securities at fair value
Affiliate investments (cost: $25,351 and $23,263, respectively)	$18,015	$18,179
Non-affiliate investments (cost: $79,505 and $132,429, respectively)	54,239	46,751
Total portfolio investments (cost: $104,856 and $155,692, respectively)	72,254	64,930
Investments in U.S. Treasury Bills at fair value (cost: $14,995 and $19,994, respectively)	14,995	19,994
Total investments	87,249	84,924
Cash and cash equivalents	19,429	19,939
Accounts receivable and other current assets	122	—
Interest receivable	222	632
Due from broker	—	—
Other prepaid assets	34	21
Deferred tax asset	591	632
Total current assets	20,398	21,224
Total assets	$107,647	$106,148

Liabilities
Current liabilities
Distributions payable	$403	$403
Accounts payable and accrued expenses	1,071	1,585
Due to broker	5,348	—
Due to affiliate	102	562
Management and incentive fees payable	383	426
Income taxes payable	37	24
Repurchase agreement	14,695	19,592
Short-term debt, net of debt issuance costs	35,905	35,785
Total current liabilities	57,944	58,377
Long-term debt, net of debt issuance costs	—	—
Total liabilities	57,944	58,377
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	234,553	234,553
Undistributed net investment loss	(2,348)	(2,113)
Undistributed net realized capital loss	(153,037)	(97,043)
Net unrealized depreciation on investments	(29,485)	(87,646)
Total net assets	49,703	47,771
Total liabilities and net assets	$107,647	$106,148
Net asset value per share	$2.46	$2.37

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2018	2017	2018	2017
Investment income:
Interest income:
Interest income	$2,525	$2,465	$4,753	$4,869
Dividend income	—	—	—	—
Money market interest	91	—	140	—
Other income	11	10	17	61
Total investment income	2,627	2,475	4,910	4,930
Operating expenses:
Interest expense and bank fees	801	984	1,624	1,958
Management fees	384	496	784	1,066
Incentive fees	(1)	—	—	—
Costs related to strategic alternatives review	—	—	75	—
Professional fees	309	401	952	672
Other general and administrative expenses	372	377	742	759
Director fees	62	62	123	123
Total operating expenses	1,927	2,320	4,300	4,578
Waived incentive fees	1	—	—	—
Income tax provision, net	32	10	38	14
Net investment income (loss)	667	145	572	338

Net realized capital gain (loss) on investments, net of tax	(55,965)	(12,659)	(55,952)	(12,564)
Total net realized capital gain (loss) on investments	(55,965)	(12,659)	(55,994)	(12,564)

Net unrealized appreciation (depreciation) on investments, net of tax	56,306	7,618	58,161	(11,761)
Total net unrealized appreciation (depreciation) on investments	56,306	7,618	58,161	(11,761)

Net increase (decrease) in net assets resulting from operations	$1,008	$(4,896)	$2,739	$(23,987)

Net increase (decrease) in net assets resulting from operations per common share	$0.05	$(0.24)	$0.14	$(1.19)

Distributions declared per common share	$0.02	$0.02	$0.04	$0.04
Weighted average shares outstanding - basic and diluted	20,172	20,172	20,172	20,172

Per Share Data
Net asset value, beginning of period	$2.43	$3.02	$2.37	$3.99

Net investment income	0.03	0.01	0.02	0.02
Net realized and unrealized gain (loss) on investments	0.02	(0.25)	0.11	(1.21)
Net increase (decrease) in net assets resulting from operations	0.05	(0.24)	0.13	(1.19)
Distributions to common stockholders
Distributions from net investment income	(0.02)	(0.02)	(0.04)	(0.04)
Net decrease in net assets from distributions	(0.02)	(0.02)	(0.04)	(0.04)

Net asset value, end of period	$2.46	$2.76	$2.46	$2.76

About OHA Investment Corporation

OHA Investment Corporation (NASDAQ: OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested over $5 billion in over 140 direct lending investments over the past 15 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price – Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy.Fielding@kekst.com
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